Exhibit 10.4

BRADFORD BANK
CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is entered into as of January 1, 2006 between Bradford Bank (the “Bank”) and Dallas R. Arthur (the “Executive”).

RECITALS

The Executive is currently a member of senior management of the Bank.

The Bank desires to provide the Executive with financial protection in the event of certain events occurring within 12 months of a Change in Control of the Bank, in order to provide an executive retention device for the Bank.  The Agreement is intended to comply with the requirements of Internal Revenue Code Section 409A.

AGREEMENT

The Bank and the Executive agree as follows:

If (a) the Bank experiences a Change in Control and (b) within 12 months of that Change in Control a Specified Event occurs, then the Bank will pay the Executive a lump sum cash payment, 30 days after the Specified Event, equal to two times the Executive’s base salary in effect on the day before the date of the Specified Event (less applicable withholding). For example, if the Bank experiences a Change in Control on August 1, 2020, and the Executive is involuntarily terminated without cause on April 1, 2021, on May 1, 2021 the Bank would make a lump sum payment to the Executive equal to two times the Executive’s base salary in effect on March 31, 2021.

The following terms used in this Agreement have the meanings set forth below:

a.             “Change in Control” means a change in control within the meaning of Internal Revenue Code Section 409A and Internal Revenue Service guidance under Code Section 409A (e.g., Q&A 12 of IRS Notice 20054).

b.                                      “Specified Event” means any of the following:

i.                                          the Executive is assigned to a work location outside the Baltimore metropolitan area;

ii.                                       the Executive is involuntarily terminated without cause (with “cause” being defined for this purpose as material misconduct in the course of the executive’s employment with the Bank); or

iii.                                    the Executive’s title, responsibilities or authorities with the Bank are materially diminished.

This Agreement contains the entire understanding of the Bank and the Executive with respect to the subject matter of this Agreement

Prior to the date of a Change in Control of the Bank, the Bank shall have the right, in its sole and absolute discretion, to amend or terminate this Agreement, from time to time, in any manner, and any amendment or termination of this Agreement by the Bank shall, upon adoption by the Board of Directors of the Bank, become and be binding on the Executive without any requirement for consent by or other action by the Executive. The Bank shall give written notice to the Executive of any amendment or termination of this Agreement by the Bank as promptly as practical after the adoption of the amendment or termination. This Agreement (as previously amended) shall become irrevocable upon a Change in Control of the Bank.

If any provision of the Agreement is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Agreement, but shall be fully severable, and the Agreement shall be fully and enforced as if said illegal or invalid provision had never been inserted in this Agreement. The laws of the State of Maryland shall govern, control and determine all questions of law arising with respect to the Agreement and the interpretation and validity of its respective provisions, except where those laws are preempted by the laws of the United States.

IN WITNESS WHEREOF, the Bank and the Executive have caused this Agreement to be executed, effective as specified above.

ATTEST/WITNESS:	BRADFORD BANK

/s/ Kimberly A. Ruckle	By:	/s/ John O. Mitchell, III
Kimberly A. Ruckle		John O. Mitchell, III
Chairman of the Board

ATTEST/WITNESS:	EXECUTIVE

/s/ Kimberly A. Ruckle	/s/ Dallas R. Arthur
Kimberly A. Ruckle	Dallas R. Arthur